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                     [Letterhead of Herrick, Feinstein LLP]

                                                     October 8, 1999

Dot Hill Systems Corp.
6305 El Camino Real
Carlsbad, California 92009

              Re:      Dot Hill Systems Corp.
                       Registration Statement on Form S-8
                       ----------------------------------

Gentlemen:

                  This opinion is being delivered to you in connection with the filing by Dot Hill Systems Corp. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering up to 2,990,844 shares of the Company's common stock, par value $.01 per share (the "Shares"), which may be issued pursuant to (i) the Company's 1995 Stock Incentive Plan (the "Incentive Plan"), (ii) the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"), and (iii) the Artecon, Inc. 1996 Employee Stock Option Plan (the "Artecon Plan", and together with the Incentive Plan and the Purchase Plan, the "Plans").

                  In connection with this opinion, we have examined the Agreement and Plan of Merger dated April 29, 1999, among Box Hill Systems Corp., BH Acquisition Corp. and Artecon, Inc. (the "Merger Agreement"), the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, copies of the Plans, certified resolutions of each of the Board of Directors and shareholders of the Company and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

                  In rendering this opinion we are acting solely in our capacity as special counsel to the Company. Other than our representation of the Company in connection with the Merger Agreement and the transactions contemplated thereby, we have not acted as general counsel for the Company and, accordingly, we are not generally familiar with the affairs of the Company.

                  On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when sold and issued in accordance with the Incentive Plan, the Purchase Plan or the Artecon Plan, as applicable, will be validly issued, fully paid and non-assessable.



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Dot Hill Systems Corp.
October 8, 1999
Page 2

                  The opinion set forth above is subject to the following additional qualifications:


                  (a) We have not made any investigation or review of the financial condition, operations, business or property of the Company.

                  (b) The validity, binding effect and enforceability of the Plans may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyances, preferences, equitable subordination, and other similar laws affecting or relating to the enforcement of creditors' rights generally, or by statutory or decisional law concerning recourse by creditors to security in the absence of notice.

                  (c) The validity, binding effect and enforceability of the Plans are subject to the discretion of a court in applying general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law) and limitations on enforceability under certain circumstances of provisions indemnifying a party against liability for its own wrongful or negligent acts imposed by public policy relating thereto. Such principles applied by a court might include a requirement that a person act reasonably and in good faith.

                  (d) No opinion is expressed as to the enforceability of (i) self help, (ii) provisions which purport to establish evidentiary standards,
(iii) provisions relating to waiver of remedies (or the delay or non-enforcement thereof), disclaimers, liability limitations with respect to third parties, releases of legal or equitable remedies, discharge of defenses or liquidated damages or waivers of the right to interpose counterclaims, set-offs or defenses, (iv) provisions relating to indemnification or (v) various remedies, which may be unenforceable in whole or in part.

                  We are members of the Bar of New York and do not express any opinion as to matters governed by any laws other than the internal laws of the State of New York and the federal laws of the United States. We express no opinion as to the effect of any future amendments, changes, additions or modifications of any laws, and we assume no obligation to update or supplement this letter to reflect any facts or circumstances which may come to our attention in the future or any change in law which may occur in the future.

                  The foregoing opinions are limited to the matters stated in this letter and no opinion shall be implied or inferred beyond the matters expressly stated. This opinion (i) is rendered solely for your benefit, (ii) may not be relied on by any other person or entity, (iii) may not be used by or distributed to any other person or entity, (iv) may not be reproduced, referred to or quoted in any financial statements, notes to financial statements, offering materials, disclosure materials or similar






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Dot Hill Systems Corp.
October 8, 1999

Page 3


printed matter, and (v) may not be used in connection with any further or subsequent transactions, without our prior written consent. Notwithstanding the immediately preceding sentence, we consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,
                                                    /s/ Herrick, Feinstein LLP